Exhibit 99.1

PSB Announces Record Annual Earnings of $3.04 per share and Quarterly Earnings of $.85 per share

Wausau, Wisconsin [OTCBB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported December 2010 quarterly earnings of $.85 per share on net income of $1,334,000 compared to earnings of $.85 per share on net income of $1,331,000 during the most recent September 2010 quarter and $.31 per share on net income of $489,000 during the prior year December 2009 quarter.

President Knitt commented, “December 2010 quarterly earnings matched the record high seen during September 2010 and reached a new record high for annual earnings with $3.04 per share on net income of $4,754,000 in 2010, an increase of 52% over earnings of $2.00 per share on net income of $3,116,000 during 2009.  During 2010, higher net interest margin increased tax equivalent net interest income $2.1 million while income also benefited from a 45% decline in credit and foreclosure losses compared to 2009.”

Knitt further added, “Return on average stockholders’ equity was 10.59% during the year ended December 31, 2010 compared to 7.38% in 2009 and ranked very favorably compared to other banks similar in size across Wisconsin and the nation.  Tangible net book value per share increased 10% during the year, reaching $29.85 per share at December 31, 2010.  PSB continues to deliver value back to shareholders with the recent declaration of an increased semi-annual $.36 cash dividend per share.  This payment continues a 46 year tradition of cash dividends to shareholders and 25 consecutive years of increased dividends declared.”

Total assets also reached a new high of $621 million at December 31, 2010, compared to $600 million at September 30, 2010 and $607 million at December 31, 2009.  Net loans receivable declined $5.8 million since December 31, 2009, but increased $1.3 million during the December 2010 quarter.  President Knitt noted, “We continue to see lower customer demand for credit by local businesses as they wait for better conditions for expansion, impacting our ability to grow loans.  The majority of loan activity seen during the December 2010 quarter was from refinance of residential mortgages, some of which were sold on the secondary market, temporarily increasing mortgage banking income during the quarter.”

Nonperforming loans and foreclosed assets remained at historically high levels, down 4% to $16.4 million at December 31, 2010 compared to $17.1 million at December 31, 2009.  President Knitt indicated, “During 2010, we restructured several performing loans which were experiencing difficulties related to seasonality of cash flows or other temporary items in an attempt to assist the borrowers to continue to perform.  We continue to make steady progress on reducing our level of nonperforming assets.  Our nonperforming assets were 2.64% of total assets at December 31, 2010, a level not unusual for the current industry and supported by a well capitalized equity position as defined by banking regulators.”

Balance Sheet Growth

Total assets were $621.1 million at December 31, 2010, and $600.2 million at September 30, 2010, compared to $606.9 million at December 31, 2009.  During the recent December 2010 quarter, commercial related loans decreased $2.3 million following an $8.5 million decrease during the recent September 2010 quarter.  However, residential mortgage loans increased $3.9 million during the December quarter, while cash and cash equivalents increased $19.6 million.

During the quarter, PSB acquired two large commercial deposit and repurchase agreement accounts which increased cash $12.2 million.  In addition, year-end municipal property tax collections increased municipal deposits by $15.6 million during the quarter.  The majority of these municipal balances and the new large commercial accounts are seasonal and expected to decline during the upcoming quarter.  Cash inflows from deposits during the December 2010 quarter allowed PSB to repay $15.0 million in brokered deposits.  At December 31, 2010, wholesale funding including brokered deposits, FHLB advances, and other borrowings declined to $155.8 million, or 25.1% of total assets, down from 27.3% of assets at September 30, 2010 and 27.0% of assets at December 31, 2009.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $240,000 in the December 2010 quarter compared to $510,000 in the most recent September 2010 quarter and $1.6 million in the prior year December 2009 quarter.  During year ended December 31, provision for loan losses was $1,795,000 in 2010 compared to $3,700,000 in 2009.  For the year, the provision for loan losses decreased during 2010 compared to 2009 due to smaller average specific reserves required for newly identified problem loans.  Representative of this trend, during the December 2010 quarter, five new problem loans with principal of $373,000 received specific loss reserves of $191,000 while during the December 2009 quarter five new problem loans with principal of $4,188,000 received specific loss reserves of $1,240,000.

Nonperforming loans increased $2.0 million, or 22%, during the quarter ended December 2010 to $11.4 million compared to $9.4 million at September 2010.  However, $2.4 million of the quarterly change was due to the addition of restructured loans maintained on accrual status.  The majority of the restructured principal ($1.9 million) was from two borrowers in response to their financial difficulty.  The first significant restructured loan was changed from amortizing payments to interest only on $1,177,000 of principal, while the second restructured loan was changed from amortizing payments to interest only in addition to a .95% reduction in the interest rate on $754,000 of principal.  Foreclosed assets decreased $787,000 to $5.0 million at December 31, 2010 compared to $5.8 million at September 30, 2010 primarily from sale of $560,000 of foreclosed properties for a net loss of $2,000 during the quarter.  In addition, a large existing foreclosed property was partially written down $250,000 to current value based on recent market information and sale activity.  Total nonperforming assets increased $1,248,000, or 8.2%, to $16.4 million at December 31, 2010 from $15.1 million at September 30, 2010, but decreased $685,000, or 4.0%, from $17.1 million at December 31, 2009.

While PSB believes the most significant declines in general credit quality and the economy in its local markets have occurred, some borrowers continue to manage fragile cash flows and debt servicing ability as the economy has yet to sustain a meaningful recovery.  Such conditions are seen in the level of problem borrowers with restructured loan terms.  The longer significant recovery is delayed, the more difficult it will be for some borrowers to continue scheduled debt payments as previously unencumbered collateral is pledged for new working capital and balance sheet equity is drawn down, potentially increasing future provision for loan losses.  In light of these conditions, PSB expects to see an increase in borrowers requiring restructured loan terms.  In addition, foreclosed property may increase during the next several quarters as PSB works through ongoing collection and foreclosure actions.  A continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during the coming quarters.

Nonaccrual loans and restructured loans maintained on accrual status remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  In general, uncertainty surrounding the credit is eliminated when the borrower has displayed a history of regular loan payments using a market interest rate that is expected to continue as if a typical performing loan.  Some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status or repaid.

Total nonperforming assets as a percentage of total assets was 2.64% at December 31, 2010 compared to 2.52% at September 30, 2010 and 2.81% at December 31, 2009.  Excluding restructured loans maintained on accrual status, total nonperforming assets would have been 2.26% at December 31, 2010 compared to 2.81% at December 30, 2009.  Total nonperforming assets as a percentage of total tangible common equity including the allowance for loan losses was 30.61%, 28.57%, and 35.04% at December 31, 2010, September 30, 2010, and December 31, 2009, respectively.  For the purpose of this measurement, tangible common equity is equal to total common stockholders’ equity less mortgage servicing right assets.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	December 31,
(dollars in thousands)	2010	2009

Nonaccrual loans (excluding restructured loans)	$ 7,127	$11,829
Nonaccrual restructured loans	1,912	$ 1,469
Restructured loans not on nonaccrual	2,383	–
Accruing loans past due 90 days or more	–	–

Total nonperforming loans	11,422	13,298
Foreclosed assets	4,967	3,776

Total nonperforming assets	$16,389	$17,074

Nonperforming loans as a % of gross loans	2.60%	2.99%
Total nonperforming assets as a % of total assets	2.64%	2.81%

At December 31, 2010, PSB’s internal credit grading system identified 24 separate problem or restructured loan relationships totaling $4.8 million against which $2.0 million in specific loan loss reserves were allocated.  At September 30, 2010, 22 loan relationships were identified totaling $3.9 million against which $2.0 million in specific loan loss reserves were allocated while at December 31, 2009, 22 loan relationships totaling $10.8 million were identified against which $2.5 million in specific loan loss reserves were allocated.

At December 31, 2010, all nonperforming assets aggregating $500,000 or more measured by gross principal outstanding (before specific loan reserves) represented 46% of all nonperforming assets compared to 42% of nonperforming assets at September 30, 2010.  Large nonperforming assets are summarized in the following table.  In the table, loans presented as “Accrual TDR” represent troubled debt restructured loans maintained on accrual status.

Significant Nonperforming Assets at December 31, 2010 (dollars in thousands)
		Gross	Specific
Collateral Description	Asset Type	Principal	Reserves

Vacation home/recreational properties (three)	Foreclosed	$ 1,767	n/a
Nonowner occupied multi use, multi-tenant retail real estate	Foreclosed	1,450	n/a
Multi-family rental apartment units and vacant land	Accrual TDR	1,177	–
Building supply inventory and accounts receivable	Nonaccrual	823	700
Out of area condo land development – participation	Foreclosed	792	n/a
Owner occupied cabinetry contractor real estate	Accrual TDR	754	75
Owner occupied restaurant and business assets	Nonaccrual	706	100

Total listed assets		$ 7,469	$ 875
Total bank wide nonperforming assets		$16,389	$1,989
Listed assets as a % of total nonperforming assets		46%	44%

Annualized net loan charge-offs were .26% during the December 2010 quarter compared to .16% during the September 2010 quarter and .72% during the December 2009 quarter.  Net loan charge-offs were .33% and .37% during the years ended December 31, 2010, and 2009, respectively.  At December 31, 2010, the allowance for loan losses was $7,960,000 or 1.81% of total loans (70% of nonperforming loans) compared to $8,001,000, or 1.82% of total loans (85% of nonperforming loans) at September 30, 2010, and $7,611,000, or 1.71% of total loans (57% of nonperforming loans) at December 31, 2009.

Capital and Liquidity

During the year ended December 31, 2010, stockholders’ equity increased approximately $4.4 million from retained net income of $3.6 million, net of dividends of $1.1 million declared, and an increase in net unrealized gains on securities available for sale of $767,000 after income tax effects.  Net book value per share at December 31, 2010 was $29.85 compared to $27.11 at December 31, 2009, an increase of 10.1%.   Average common stockholders’ equity, excluding unrealized security gains and other comprehensive income was 7.09% of average assets during the year ended December 31, 2010, and 6.94% during 2009.

For regulatory purposes, the $7 million senior subordinated notes and $7.7 million junior subordinated debentures reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively.  The $7 million of senior subordinated notes were issued during 2009 to support commercial related loan growth and bolster PSB’s total regulatory capital position.  PSB was considered “well capitalized” under banking regulations at December 31, 2010.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  Unused liquidity sources improved during the December 2010 quarter as deposit and repurchase agreement growth was used to pay down brokered deposits by $15.0 million.  However, much of the deposit growth seen during the December 2010 quarter is considered seasonal and is expected to run-off during early 2011.  At December 31, 2010, PSB carried $31 million in overnight federal funds sold available to fund deposit outflows.  At December 31, 2010, unused (but available) wholesale funding were approximately $211 million, or 34% of total assets, compared to $188 million, or 31% of total assets at December 31, 2009.  Certain municipal securities held in PSB’s investment portfolio may also be available for pledging as collateral against repurchase agreements and FHLB advances under conditions dictated by the lender.  However, due to the difficulty and uncertainty of the amount ultimately available as collateral, unpledged municipal securities are not considered available for funding in PSB’s internal analysis of liquidity flexibility or in the figures reported as unused but available wholesale funding above.

PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis.  Although PSB has no Discount Window amounts outstanding, approximately 45% of unused but available liquidity at December 31, 2010 was represented by available Discount Window advances compared to 40% of available liquidity at December 31, 2009.

Net Interest Margin

Tax adjusted net interest income totaled $5,096,000 during the December 2010 quarter compared to $5,220,000 in the September 2010 quarter, a decrease of $124,000, or 2.4%, as the September 2010 quarter include a $100,000 customer prepayment penalty in connection with a debt refinancing.  However, December 2010 quarterly tax adjusted net interest income was $316,000, or 6.6%, greater than the $4,780,000 seen during the December 2009 quarter.  For all of 2010, tax adjusted net interest income was $19.9 million compared to $17.8 million in 2009, an increase of $2.1 million, or 11.8%.  The increase is due to significantly greater net interest margin, which was 3.51% during 2010 compared to 3.25% during 2009.  Increased net interest margin accounted for 77% of the increase in tax adjusted net interest income, while earning assets growth accounted for 23% of the increase.  Net margin has increased primarily from the existence of interest rate floors on loans during a period when deposit and other funding costs continue to decline with market rate trends.

Reinvestment yields for investment security cash flows remain very low and the December 2010 quarterly securities yield was 4.19%, down from 4.41% during the September 2010 quarter.  The decline in securities yields is expected to continue into 2011 as securities available for reinvestment provide yields generally less than 2.00%.  Securities yields were 4.51% and 5.04% during the years ended December 31, 2010 and 2009, respectively.  The ongoing decline in securities yields is expected to be offset by further declines in deposit funding costs in the coming quarter, with net interest margin continuing near the average net margin of 3.51% seen during all of 2010.

Noninterest and Fee Income

Total noninterest income for the quarter ended December 31, 2010 was $1,512,000, compared to $1,563,000 earned during the December 2009 quarter, a decrease of $51,000, or 3.3%.  The decrease was due to a large $521,000 nonrecurring gain on sale of securities in the December 2009 quarter.  Absent the security gain, noninterest income during the December 2010 quarter rose $470,000, or 45% compared to 2009.  The 2010 increase was due to a $326,000 increase in mortgage banking income, $82,000 increase in deposit service fees, and a $47,000 increase in investment and insurance sales commissions.  Mortgage sale gains were from heightened loan refinancing activity due to an early period decline in long-term residential mortgage rates.  Later in the December 2010 quarter, long-term interest rates rose, decreasing interest in mortgage refinance activity.  Mortgage banking income is expected to decline during the March 2011 quarter compared to the most recent December 2010 quarter.

Increased service fees seen during the current quarter compared to the December 2009 quarter were due to higher customer overdraft activity.  Effective August 15, 2010, new Federal Reserve regulation concerning overdraft protection programs required consumers to opt in to bank programs to obtain overdraft protection.  Certain payments by consumers who did not opt into the bank’s overdraft program are not paid by the bank, reducing overdraft fee income.  These changes have reduced PSB’s overdraft fee income, which declined $18,000 in the December 2010 quarter (compared to September 2010) and declined $64,000 during the September 2010 quarter (compared to June 2010), or 18% cumulatively compared to the June 2010 quarter.  PSB expects potential further declines in overdraft fee income during the March 2011 quarter.  In addition, certain provisions of the Dodd-Frank Wall Street Reform Act are expected to decrease the amount of interchange income PSB collects on debit card and merchant payment activity, although the timing and extent of the reduction cannot yet be reasonably estimated.  During the year ended December 31, card interchange revenue was $731,000 and $614,000 during 2010 and 2009, respectively.  Recent proposals regarding limits on debit card income by the Federal Reserve have the potential to significantly reduce the current level of interchange income, lowering net income.

For the year ended December 31, 2010, total noninterest income declined $213,000, or 3.8%, to $5,363,000 compared to $5,576,000 during 2009.  Excluding nonrecurring net gains (losses) on security sales, 2010 noninterest income increased $328,000, or 6.5% compared to 2009.  Although 2010 mortgage banking income declined $378,000 as more borrowers refinanced their residential mortgages when rates fell significantly during 2009 compared to 2010, several other types of income experienced significant increases.  Service charge income increased $338,000, or 23.3%, from higher overdraft income charges, and investment and insurance sales commissions increased $169,000, or 36.4%, from higher gross sales activity.  Prior to new regulation which lowered overdraft activity following August 2010, the bank had rolled out an updated courtesy overdraft product early in 2010 which increased year over year overdraft income despite the regulatory change.  As previously noted, interchange income from credit and debit cards increased $117,000, or 19.1% during 2010 compared to 2009.

Many of the increases in 2010 were in areas expected to be impacted by continued regulatory changes including overdraft fees and card interchange income.  In addition, residential mortgage refinance activity is expected to slow significantly as long-term mortgages have risen to levels higher than rates already in the serviced loan portfolio from previous customer refinancing activity.  PSB is unable to estimate the timing and extent of these changes, but expects total noninterest income will decline during 2011 compared to 2010.

Operating Expenses

Noninterest expenses totaled $4,305,000 during the December 2010 quarter compared to $4,070,000 during the December 2009 quarter, an increase of $235,000, or 5.8%.  An increase in salaries and employee benefits of $397,000 and debit card fraud losses of $110,000 during the quarter were offset by a $412,000 decrease in loss on foreclosed assets.

During the December 2009 quarter, foreclosure losses associated with the public auction and further write-downs to market value of a northern Wisconsin recreational property development increased loss on foreclosed assets and reduced the level of year-end incentives earned by employees during 2009, temporarily reducing salaries and benefits expense during the December 2009 quarter.  While current period employee salaries and benefits increased over the December 2009 quarter, they remained consistent with the most recent September 2010 quarter of $2,233,000 compared to $2,124,000 in the December 2010 quarter.  In addition to higher quarterly employee expenses compared to December 2009, other noninterest expense increased $110,000 (net of $50,000 insurance reimbursement) during the December 2010 quarter from debit card fraud losses as PSB was subject to a concentrated fraud event during the quarter.

During the year ended December 31, 2010, total noninterest expenses were $15.9 million compared to $14.8 million in 2009, an increase of 1,096,000, or 7.4%.  The majority of the increase was in the form of higher salaries and employee benefits which increased $1,015,000, or 13.6% during 2010.  Base wages represented $215,000 of the increase, growing 3.6% over 2009 with increased overtime pay representing $59,000 of the increase related to the June 2010 quarter core processing system conversion.  Excluding overtime pay, base wages increased 2.6% during 2010.  Other factors included fewer deferred direct loan origination costs of $190,000, increased health and dental insurance plan expense of $59,000, and higher year-end incentive and profit sharing plan costs of $380,000, up 78%, based on exceeding 2010 net income targets.

FDIC insurance expense declined $204,000, or 20.6% during 2010 compared to 2009 due to the prior year including a special FDIC insurance assessment totaling $264,000.  Prior to the special assessment, 2010 FDIC insurance expense increased $60,000, or 8.3%.  Offsetting the 2010 decline in FDIC expense was an increase in data processing and other office operations expense of $217,000, or 22.7%, due to a change in core processing computer system during June 2010 from an internally maintained system to an outsourced system.  Following the June 2010 conversion date, the system vendor provided a contractual reduction in monthly service fees that will expire during 2011.  Following expiration of the reduction period, vendor servicing fees will increase significantly.  The new system, while increasing data processing costs, is expected to provide significant operating efficiencies and capacity for customer and product growth compared to the prior system maintained in house since 1997.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com.  PSB stock is traded on the Over the Counter Bulletin Board Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2009.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)
	Quarter ended – Unaudited
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
Earnings and dividends:	2010	2010	2010	2010	2009

Net income	$ 1,334	$ 1,331	$ 1,208	$ 881	$ 489
Basic earnings per share(3)	$ 0.85	$ 0.85	$ 0.77	$ 0.56	$ 0.31
Diluted earnings per share(3)	$ 0.85	$ 0.85	$ 0.77	$ 0.56	$ 0.31
Dividends declared per share(3)	$ 0.36	$ –	$ 0.36	$ –	$ 0.35
Net book value per share	$ 29.85	$ 29.43	$ 28.16	$ 27.67	$ 27.11
Semi-annual dividend payout ratio	21.13%	n/a	27.04%	n/a	44.47%
Average common shares outstanding	1,564,297	1,564,297	1,564,297	1,564,131	1,559,314

Balance sheet – average balances:

Loans receivable, net of allowances	$ 430,923	$ 438,111	$ 435,509	$ 436,989	$ 433,212
Total assets	$ 610,577	$ 604,298	$ 597,730	$ 603,988	$ 589,356
Deposits	$ 454,735	$ 459,265	$ 454,832	$ 457,055	$ 440,508
Stockholders’ equity	$ 47,219	$ 45,136	$ 43,737	$ 42,902	$ 43,233

Performance ratios:

Return on average assets(1)	0.87%	0.87%	0.81%	0.59%	0.33%
Return on average stockholders’ equity(1)	11.21%	11.70%	11.08%	8.33%	4.49%
Average tangible stockholders’ equity
to average assets(4)	7.34%	7.11%	7.03%	6.82%	7.01%
Net loan charge-offs to average loans(1)	0.26%	0.16%	0.51%	0.38%	0.72%
Nonperforming loans to gross loans	2.60%	2.14%	2.14%	2.53%	2.99%
Allowance for loan losses to gross loans	1.81%	1.82%	1.71%	1.73%	1.71%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	30.61%	28.57%	31.33%	32.49%	35.04%
Net interest rate margin(1)(2)	3.53%	3.65%	3.57%	3.28%	3.43%
Net interest rate spread(1)(2)	3.27%	3.40%	3.31%	3.02%	3.12%
Service fee revenue as a percent of
average demand deposits(1)	3.01%	3.44%	3.67%	2.65%	2.51%
Noninterest income as a percent
of gross revenue	17.03%	16.12%	14.79%	13.14%	17.30%
Efficiency ratio(2)	65.15%	59.54%	60.37%	67.55%	64.17%
Noninterest expenses to average assets(1)	2.80%	2.61%	2.55%	2.58%	2.74%

Stock price information:

High	$ 24.50	$ 25.00	$ 22.50	$ 22.50	$ 19.00
Low	$ 21.00	$ 19.64	$ 19.20	$ 15.05	$ 15.05
Market value at quarter-end	$ 23.00	$ 23.50	$ 20.00	$ 20.00	$ 15.05

(1)Annualized

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4)Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share data – unaudited)	2010	2009	2010	2009

Interest and dividend income:
Loans, including fees	$ 6,360	$ 6,392	$ 25,419	$ 24,903
Securities:
Taxable	682	719	2,946	3,117
Tax-exempt	305	355	1,265	1,375
Other interest and dividends	19	7	35	12

Total interest and dividend income	7,366	7,473	29,665	29,407

Interest expense:
Deposits	1,602	1,943	6,974	8,701
FHLB advances	463	497	1,864	2,227
Other borrowings	173	220	741	733
Senior subordinated notes	142	142	567	341
Junior subordinated debentures	86	114	420	454

Total interest expense	2,466	2,916	10,566	12,456

Net interest income	4,900	4,557	19,099	16,951
Provision for loan losses	240	1,600	1,795	3,700

Net interest income after provision for loan losses	4,660	2,957	17,304	13,251

Noninterest income:
Service fees	454	372	1,786	1,448
Mortgage banking	551	225	1,472	1,850
Gain on sale of loan	–	–	–	122
Investment and insurance sales commissions	151	104	633	464
Net gain (loss) on sale and write-down of securities	–	521	(20)	521
Gain (loss) on disposal of premises and equipment	1	–	(6)	(98)
Increase in cash surrender value of life insurance	103	105	410	411
Other noninterest income	252	236	1,088	858

Total noninterest income	1,512	1,563	5,363	5,576

Noninterest expense:
Salaries and employee benefits	2,124	1,727	8,467	7,452
Occupancy and facilities	418	422	1,863	1,822
Loss on foreclosed assets	544	956	849	1,130
Data processing and other office operations	266	234	1,174	957
Advertising and promotion	103	89	355	355
FDIC insurance premiums	192	185	782	986
Other noninterest expenses	658	457	2,435	2,127

Total noninterest expense	4,305	4,070	15,925	14,829

Income before provision (credit) for income taxes	1,867	450	6,742	3,998
Provision (credit) for income taxes	533	(39)	1,988	882

Net income	$ 1,334	$ 489	$ 4,754	$ 3,116
Basic earnings per share	$ 0.85	$ 0.31	$ 3.04	$ 2.00
Diluted earnings per share	$ 0.85	$ 0.31	$ 3.04	$ 2.00

PSB Holdings, Inc.
Consolidated Balance Sheets
December 31, 2010 unaudited, December 31, 2009 derived from audited financial statements
	December 31,	December 31,
(dollars in thousands, except per share data – unaudited)	2010	2009
Assets

Cash and due from banks	$ 9,601	$ 15,010
Interest-bearing deposits and money market funds	227	731
Federal Funds sold	30,503	10,596

Cash and cash equivalents	40,331	26,337
Securities available for sale (at fair value)	55,273	106,185
Securities held to maturity (fair value of $51,662)	53,106	–
Other investments	2,484	–
Loans held for sale	436	–
Loans receivable, net of allowance for loan losses	431,801	437,633
Accrued interest receivable	2,238	2,142
Foreclosed assets	4,967	3,776
Premises and equipment, net	10,464	10,283
Mortgage servicing rights, net	1,100	1,147
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	10,899	10,489
Other assets	4,744	5,612

TOTAL ASSETS	$ 621,093	$ 606,854

Liabilities

Non-interest-bearing deposits	$ 57,932	$ 60,003
Interest-bearing deposits	407,325	398,728

Total deposits	465,257	458,731

Federal Home Loan Bank advances	57,434	58,159
Other borrowings	31,511	28,410
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	5,469	4,552

Total liabilities	574,403	564,584

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	–	–
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,564,297 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,559,314 shares		1,751
Additional paid-in capital	5,506	5,599
Retained earnings	41,974	38,348
Accumulated other comprehensive income	2,528	1,776
Treasury stock, at cost – 187,134 and 192,117 shares, respectively	(5,069)	(5,204)

Total stockholders’ equity	46,690	42,270

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 621,093	$ 606,854

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended December 31,
		2010			2009
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$438,997	$ 6,399	5.78%	$440,199	$ 6,432	5.80%
Taxable securities	73,595	682	3.68%	65,423	719	4.36%
Tax-exempt securities(2)	34,782	462	5.27%	37,453	538	5.70%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	22,717	19	0.33%	7,176	7	0.39%

Total(2)	573,341	7,562	5.23%	553,501	7,696	5.52%

Non-interest-earning assets:
Cash and due from banks	10,738			10,161
Premises and equipment, net	10,517			10,216
Cash surrender value insurance	10,836			10,429
Other assets	13,219			12,036
Allowance for loan losses	(8,074)			(6,987)

Total	$610,577			$589,356

Liabilities & stockholders’ equity
Interest-bearing liabilities:

Savings and demand deposits	$117,085	$ 303	1.03%	$ 110,556	$ 322	1.16%
Money market deposits	98,985	252	1.01%	83,546	263	1.25%
Time deposits	178,805	1,047	2.32%	187,600	1,358	2.87%
FHLB borrowings	57,434	463	3.20%	58,134	497	3.39%
Other borrowings	31,283	173	2.19%	28,142	220	3.10%
Senior subordinated notes	7,000	142	8.05%	7,000	142	8.05%
Junior subordinated debentures	7,732	86	4.41%	7,732	114	5.85%

Total	498,324	2,466	1.96%	482,710	2,916	2.40%

Non-interest-bearing liabilities:
Demand deposits	59,860			58,806
Other liabilities	5,174			4,607
Stockholders’ equity	47,219			43,233

Total	$610,577			$ 589,356

Net interest income		$ 5,096			$ 4,780
Rate spread			3.27%			3.12%
Net yield on interest-earning assets			3.53%			3.43%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Year Ended December 31,

		2010			2009
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$443,293	$ 25,579	5.77%	$435,264	$ 25,052	5.76%
Taxable securities	73,414	2,946	4.01%	66,211	3,117	4.71%
Tax-exempt securities(2)	34,344	1,917	5.58%	36,995	2,083	5.63%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	13,666	35	0.26%	5,754	12	0.21%

Total(2)	567,967	30,477	5.37%	547,474	30,264	5.53%

Non-interest-earning assets:
Cash and due from banks	9,600			11,239
Premises and equipment, net	10,460			10,486
Cash surrender value insurance	10,682			10,204
Other assets	13,305			7,668
Allowance for loan losses	(7,857)			(6,325)

Total	$604,157			$580,746

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$120,556	$ 1,310	1.09%	$105,325	$ 1,406	1.33%
Money market deposits	95,329	1,083	1.14%	75,039	987	1.32%
Time deposits	184,487	4,581	2.48%	199,864	6,308	3.16%
FHLB borrowings	57,725	1,864	3.23%	60,852	2,227	3.66%
Other borrowings	26,256	741	2.82%	26,131	733	2.81%
Senior subordinated notes	7,000	567	8.10%	4,213	341	8.09%
Junior subordinated debentures	7,732	420	5.43%	7,732	454	5.87%

Total	499,085	10,566	2.12%	479,156	12,456	2.60%

Non-interest-bearing liabilities:
Demand deposits	55,848			54,738
Other liabilities	4,340			4,652
Stockholders’ equity	44,884			42,200

Total	$604,157			$580,746

Net interest income		$ 19,911			$ 17,808
Rate spread			3.25%			2.93%
Net yield on interest-earning assets			3.51%			3.25%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.